EX‑35.2

(logo) PNC REAL ESTATE	MIDLAND LOAN SERVICES

ANNUAL STATEMENT OF COMPLIANCE

of

PNC BANK, NATIONAL ASSOCIATION

d/b/a MIDLAND LOAN SERVICES

Pursuant to the requirem ents of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, the undersig n ed, Steven W. Smith, as Executive Vice P resident of Midland Loan Services, a division of PNC B ank, N ational Association, hereby certifies, subject to any limitations listed on Schedule I h e r eto, as of the d ate here o f, sole ly in his capacity as an offic er and not in his individual capa cit y, as follows:

1.   A review of the Servicer’s activities during the calendar y ear 2014 (the “Reporting Period”) and of its performance under the A g reement has been made under the undersig n ed officer’s supervision; and

2.   To the best of the undersigned offic er’s know l e d g e, based on such r eview, the Servicer has fulfilled all of its obligations under the A g r eement in all material respects throughout the Reporting Period.

Dated: Mar ch 1, 2015

PNC B ank, National Association

d/b/a Midland Loan Services

/s/ Steven W. Smith

St e ven W. Smith

E x ecu tive Vice P resident

Member of The PNC Financial Services Group

10851 Mastin Boulevard  Overland Park, Kansas 66210

800-327-8083

www.pnc.com/midland

RBS Commercial Funding, Inc.

Recip i ent R o le	Deal Name	Series N umb er	Midland Role
Depositor	W F ‐ R B S Commercial Mortgage Trust	Series 2013 ‐ C11	Special